UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 20, 2011

SENECA FOODS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York (State or Other Jurisdiction of Incorporation)	0-01989 (Commission File Number)	16-0733425 (IRS Employer Identification No.)

3736 South Main Street, Marion, New York 14505-9751
(Address of Principal Executive Offices, including zip code)

(315) 926-8100
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On July 20, 2011, Seneca Foods Corporation, Seneca Foods, LLC and Seneca Snack Company (collectively, the “Company”) and certain other subsidiaries of Seneca Foods Corporation entered into a Second Amended and Restated Loan and Security Agreement with the financial institutions party thereto as lenders, Bank of America, N.A., as agent and issuing bank, RBS Citizens, N.A., as syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated with RBS Citizens, N.A., as joint lead arrangers (the “Loan Agreement”).  The Loan Agreement provides for a senior revolving credit facility of up to $350 million that is seasonally adjusted to $250 million (the “Credit Facility”).

Borrowings under the Loan Agreement may be used to satisfy existing indebtedness, to pay fees and transaction expenses associated with the closing of the Credit Facility, to pay obligations in accordance with the Loan Agreement, to make permitted acquisitions and for working capital and other lawful corporate purposes of the Company, including, but not limited to, the making of capital expenditures and distributions, all in accordance with the terms of the Loan Agreement.

The Loan Agreement will terminate and all amounts outstanding thereunder will be due and payable no later than July 20, 2016.

The Loan Agreement provides that loans will bear interest at rates based on LIBOR or the Base Rate, plus an applicable margin determined based on overall Company leverage as set forth in the Loan Agreement.  In addition, the Company is required to pay a commitment fee on the amount unused under the Loan Agreement.

The Company’s obligations under the Loan Agreement are jointly and severally guaranteed by all existing and future domestic subsidiaries of the Company, subject to certain exceptions.

The Credit Agreement contains restrictive covenants usual and customary for facilities of its type, which include, with specified exceptions, limitations on the ability of the Company and its subsidiaries to engage in certain business activities, incur debt, have liens, pay dividends or make other distributions, enter into affiliate transactions, consolidate, merge or acquire or dispose of assets, and make certain investments, acquisitions and loans.  The Loan Agreement also requires the Company to satisfy certain financial covenants.

Obligations under the Loan Agreement may be declared due and payable upon the occurrence of certain events of default, as defined in the Loan Agreement, including failure to pay any obligations when due and payable, failure to comply with any covenant or representation of any loan document, any change of control, cross-defaults and certain other events as set forth in the Loan Agreement, with grace periods in some cases.

The foregoing description of the Loan Agreement is not complete and is qualified in its entirety by the terms and provisions of the Loan Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03                      Creation of a Direct Financial Obligation

On July 20, 2011, the Company entered into a Second Amended and Restated Loan and Security Agreement.  The description of the terms of the Loan Agreement set forth above in Item 1.01 is hereby incorporated by reference into this Item.

Also on July 20, 2011, Seneca Foods Corporation entered into an Amended and Restated Master Reimbursement Agreement with General Electric Capital Corporation, which provides for the issuance of letters of credit in the aggregate amount of $23,500,000 to secure four industrial development revenue bonds.  The Amended and Restated Master Reimbursement Agreement has a five year term.

Item 9.01	Financial Statements and Exhibits

The following is filed as an exhibit to this Current Report on Form 8-K:

10.1
Second Amended and Restated Loan and Security Agreement dated as of July 20, 2011 by and among Seneca Foods Corporation, Seneca Foods, LLC, Seneca Snack Company, certain other subsidiaries of Seneca Foods Corporation, the financial institutions party thereto as lenders, Bank of America, N.A., as agent and issuing bank, RBS Citizens, N.A., as syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated with RBS Citizens, N.A., as joint lead arrangers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:           July 26, 2011

SENECA FOODS CORPORATION

By:   /s/Jeffrey Van Riper
Jeffrey L. Van Riper
Vice President and Controller